Exhibit 10.10

Mark Butler

September 28, 2012

OLLIE’S BARGAIN OUTLET, INC.

6295 Allentown Boulevard — Suite A

Harrisburg, Pennsylvania 17112

September 28, 2012

Mark Butler

[Address on file with the Company]

Dear Mark:

This letter (the “Agreement”) will set forth the terms of your employment with Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly-owned subsidiary of Bargain Holdings, Inc. (“Bargain Holdings”).

WHEREAS, you are employed by the Company pursuant to that certain letter agreement, dated April 15, 2010, by and between you and the Company (the “Prior Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as modified, supplemented or restated, the “Merger Agreement”), dated as of August 27, 2012, by and among Bargain Parent, Inc. (“Parent”), Bargain Merger Sub, Inc. (“Merger Sub”), Ollie’s Holdings, Inc. (“Ollie’s Holdings”) and KarpReilly, LLC, solely in its capacity as a representative upon the terms and subject to the conditions set forth therein, Parent will indirectly acquire 100% of the issued and outstanding capital stock of Ollie’s Holdings in a reverse subsidiary merger transaction, whereby Merger Sub will be merged with and into Ollie’s Holdings (the “Merger”), with Ollie’s Holdings as the surviving corporation in the Merger; and

WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company following the Closing (as defined in the Merger Agreement) on the terms and conditions set forth in the Agreement.

Mark Butler

September 28, 2012

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

1. Effective Date; Term. Your employment hereunder shall commence effective upon the Closing (the “Effective Date”) and continue, unless sooner terminated in accordance with Section 6 hereof, until the third anniversary thereof (the “Initial Term”); provided, that, unless your employment is earlier terminated in accordance with Section 6 hereof, your term of employment shall be automatically renewed for successive two-year terms (each, a “Renewal Term,” and together with the Initial Term, the “Term of Employment”) upon the expiration of the Initial Term or any Renewal Term. Notwithstanding the foregoing, neither the Initial Term nor any Renewal Term shall be renewed if either you or the Company, not later than ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable, notifies the other in writing of the non-renewal of the Term of Employment.

2. Duties, etc. During the Term of Employment you will be the Chief Executive Officer of the Company. In this capacity, you will (i) have direct responsibility for overseeing all aspects of the day-to-day operations of the Company, (ii) have the Butler Consent Rights (as defined in the Stockholders’ Agreement (as defined in Section 6)), and (iii) shall provide periodic financial and operational reports to the Board of Directors of the Company (the “Board”). You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Board; provided, that such duties and responsibilities are consistent with the position of Chief Executive Officer. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company Group (as defined in Section 6); provided, however, that the foregoing shall not restrict your engaging in civic, charitable and personal investment activities which do not materially affect your availability to any member of the Company Group during working time. So long as you are the Chief Executive Officer of the Company, you shall serve as Chairman of the Board without additional compensation.

Mark Butler

September 28, 2012

3. Base Salary. As compensation for all services provided by you during the Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at a rate of $500,000 per annum (the per annum amount in effect from time to time being referred to herein as the “Base Salary”). All payments under this Section 3 will be made in accordance with the regular payroll practices of the Company. The amount of Base Salary shall be re-evaluated annually by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Base Salary may not be reduced to an amount below $500,000.

4. Performance Bonus. In addition to your Base Salary, you will be eligible for an annual bonus (the “Bonus”) for each fiscal year during the Term of Employment. As indicated in the following table, with respect to each fiscal year during the Term of Employment, if Company EBITDA for such fiscal year: (a) equals the Target EBITDA for such fiscal year, your Bonus for such fiscal year shall be equal to 66.7% of your Base Salary, (b) is equal to or less than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be $0, (c) is equal to or greater than the Maximum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be 133.33% of your Base Salary, or (d) is greater than Target EBITDA but less than the Maximum EBITDA Threshold for such fiscal year, or is less than Target EBITDA but greater than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Company EBITDA; provided, that notwithstanding anything to the contrary contained in the foregoing, (i) for purposes of the calculation of any Bonus in respect of fiscal year 2012, (A) Base Salary shall mean the weighted average of your (x) annual rate of base salary from the first day of fiscal year 2012 through immediately prior to the Closing plus (y) annual rate of Base Salary from the Closing through the last day of fiscal year 2012 and (B) the Bonus shall be calculated in a manner consistent with past practices, and (ii) the Compensation Committee of the Board or, if no such committee exists, the Board (in each case, with the CCMP Consent (as defined in the Stockholders’ Agreement)) may, with your consent, change the manner in which any Bonus is determined and/or calculated (e.g., add a revenue component to the performance metrics).

Mark Butler

September 28, 2012

Company EBITDA for fiscal year:	Bonus Amount
Equal to or greater than Maximum EBITDA Threshold	133.33% of Base Salary
Equal to Target EBITDA	66.7% of Base Salary
Equal to or less than Minimum EBITDA Threshold	$0

You must be employed on the first business day of the next fiscal year in order to be eligible for a Bonus in respect of the prior fiscal year, except as otherwise set forth in Section 6(a). The Bonus for each fiscal year shall be paid to you at the same time that other senior executives of the Company receive bonus payments, but in no event later than April 15 of the fiscal year following the fiscal year to which the Bonus relates, except as otherwise set forth in Section 6(a).

For purposes of this Agreement:

“Company EBITDA” shall mean, with respect to a fiscal year of Bargain Holdings, the sum of (without duplication) (a) Consolidated Net Income for such fiscal year and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company Group recorded as a tax provision in accordance with GAAP for such period (other than income taxes attributable to items (a), (b), and (f) included in the definition of Consolidated Net Income), (ii) Consolidated Interest Expense, (iii) Consolidated Non-Cash Charges, (iv) for fiscal year 2012 only, fees and expenses paid to Saunders Karp & Megrue, LLC (“SKM”) pursuant to the Management Agreement between SKM, the Company and Ollie’s Holdings dated as of August 7, 2003, (v) any fees and expenses incurred by the Company, the Company Stockholders (as defined in the Merger Agreement) or Parent in connection with the consummation of the transactions contemplated by the Merger Agreement (to the extent not otherwise included in an item in this clause (b)), all as determined on a consolidated basis for the Company Group in accordance with GAAP, and (vi) any non-cash equity compensation expense, store closing costs and, for fiscal year 2012 only, the Johnson City flood loss; provided, that notwithstanding the forgoing, for fiscal year 2012 only, “Company EBITDA” shall also include or exclude such other items as are consistent with past practices of the Company in calculating fiscal year bonuses for senior management executives of the Company as set by the board of directors of the Company as in place in March 2012. The components of Company EBITDA will be determined by the independent auditor of the Company Group in accordance with GAAP.

Mark Butler

September 28, 2012

“Consolidated Interest Expense” shall mean, with respect to a fiscal year of Bargain Holdings, the sum of (without duplication) (a) the aggregate of the interest expense of the Company Group for such fiscal year determined on a consolidated basis in accordance with GAAP and (b) the interest component of capitalized lease obligations accrued by the Company Group during such period as determined on a consolidated basis in accordance with GAAP, less (c) the amount of any interest income received by the Company Group during such fiscal period and (d) deferred financing costs and bank administration fees.

“Consolidated Net Income” shall mean, with respect to a fiscal year of Bargain Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary gains or losses, (c) the net income (or loss) of any subsidiary of Bargain Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise, (d) the net income (or loss) of any other person or entity, other than a subsidiary of Bargain Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity, (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets, (f) management fees, if any, paid by the Company Group to the CCMP Stockholders (as defined in the Stockholders’ Agreement) and their affiliates and (g) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income related to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

Mark Butler

September 28, 2012

“Consolidated Non-Cash Charges” shall mean, with respect to a fiscal year of Bargain Holdings, the aggregate depreciation and amortization of the Company Group reducing Consolidated Net Income of the Company for such fiscal year.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of Bargain Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board (in each case, with the CCMP Consent); provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that, after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold and Target EBITDA for any fiscal year, the Compensation Committee of the Board, or, if no such committee exists, the Board (in each case, with the CCMP Consent) may subsequently adjust such amounts in the event of any acquisition, disposition or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus. For fiscal year 2012, your Maximum EBITDA Threshold is $63,320,855, your Minimum EBITDA Threshold is $46,802,371 and your Target EBITDA is $55,061,613.

5. Stock Options; Benefits.

(a) On or promptly following the Effective Date, you shall be granted stock options to purchase all or any portion of an aggregate of 22,030.30 shares of non-voting common stock of Bargain Holdings, Inc. (the “Option”). The Option shall be issued pursuant to, and shall be subject to the terms and conditions of, the Bargain Holdings, Inc. 2012 Equity Incentive Plan and a Bargain Holdings, Inc. 2012 Equity Incentive Plan Nonqualified Stock Option Award Agreement substantially in the form attached hereto as Exhibit A.

Mark Butler

September 28, 2012

(b) You will be eligible to receive six weeks, or thirty (30) days, of Paid Time Off (“PTO”) per year, pro-rated for partial years. You will not be entitled to any cash, severance payment or other compensation for PTO not taken, and unused PTO may be carried over up to a maximum of five (5) days to succeeding years. You will be eligible to participate in, and the Company will pay applicable premiums for, all benefit and welfare plans made generally available to senior management executives of the Company (including health, dental, vision, short and long term disability, life and AD&D, and business travel accident insurance plans), as in effect from time to time, all subject to plan terms and generally applicable Company policies; provided, that notwithstanding the foregoing and excluding any changes in any benefit plans or welfare plans or level of benefits thereunder, in each case, as proposed or approved by you, the minimum level of benefits provided to you under such plans shall, in the aggregate, be at least equal to the level of benefits provided to you under such plans as of immediately prior to the Effective Date. In addition, during the Term of Employment, you will be entitled to the use of a Company car on the basis currently available to you, including the Company payment of fuel, the cost of insurance and maintenance and repair on such car. The Company will continue to provide you with a long-term disability policy with a benefit amount that is consistent with the policy in effect for you as of immediately prior to the Effective Date; provided, that the premium on such policy shall not exceed $15,000 per year. Following the Effective Date, the Company shall procure for the remainder of the Term of Employment one or more term life insurance policies with an aggregate death benefit of $25 million; provided, that (i) you shall be the owner of such policies, (ii) the Company shall reimburse you for the amount of the premiums under such policy or policies which are paid by you, (iii) the Company shall use commercially reasonable efforts to secure the best available rate(s) for such policy or polices and (iv) the annual aggregate premiums for such policies shall not exceed $100,000 (collectively, the “Life Insurance Benefit”). You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing services hereunder, including all expenses of travel while on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

Mark Butler

September 28, 2012

6. Termination of Employment; Severance Payments. You or the Company may terminate your employment at any time and for any reason by giving written notice to the other in accordance with the terms of this Agreement; provided, that (i) the Company shall provide you with at least thirty (30) days’ prior written notice in the case of termination of your employment without Cause (as defined below), excluding a termination due to death, Disability (as defined below) or the Company’s non-renewal of the Term of Employment and (ii) you shall provide the Company with at least thirty (30) days’ prior written notice in the case of your termination of employment without Good Reason (as defined below), excluding a termination due to your non-renewal of the Term of Employment. The parties’ rights and duties in the event of a termination of employment are as set forth below.

(a) If (x) the Company terminates your employment without Cause (but excluding any termination due to your death, Disability), (y) you terminate your employment for Good Reason or (z) your employment terminates as a result of a non-renewal by the Company of the Term of Employment, the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay your Base Salary for the longer of (A) twenty-four (24) months following the Termination Date or (B) until the end of the then current Term of Employment (the “Severance Period”), (ii) pay you, in a lump sum, a pro-rata portion of the Bonus for the fiscal year in which your termination occurs based on actual performance (determined by multiplying the amount of such Bonus, which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed with the Company and the denominator of which is 365), payable in the calendar year following the calendar year in which the Termination Date occurs on the later of (A) the date that other senior executives of the Company receive bonus payments in respect of the fiscal year to which such pro-rata Bonus relates or (B) the twenty-eighth (28th) day following the Termination Date, but in no event later than December 31 of such calendar year, (iii) continue to provide you with the Life Insurance Benefit during the Severance Period, and (iv) continue to provide health,

Mark Butler

September 28, 2012

life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date you have commenced new employment (the “Benefits Continuation Period”); provided, that you make such affirmative and timely COBRA or other elections as are required for such benefits to continue; provided, further, that (x) any such health, life and/or disability insurance continuation shall be treated as taxable compensation to you to the extent necessary to avoid adverse tax consequences on the Company or you resulting from the provision of tax free benefits to you and (y) to the extent the continuation of health insurance benefits pursuant to this Section 6(a)(iv) extends beyond the expiration of the minimum required period of continuation coverage applicable to you under COBRA, the Company shall, in its sole discretion, either (i) procure for the remaining portion of the Benefits Continuation Period health insurance coverage for you on terms and conditions substantially similar to the terms and conditions which would be applicable to you under the health insurance plan of the Company which is then in effect to the extent you were still an employee of the Company as of such date (the “Comparable Health Insurance Terms”) or (ii) provide you with a cash amount determined by the Company to be sufficient (after deduction of all federal, state and local income taxes) for you to obtain health insurance coverage on Comparable Health Insurance Terms for the remaining portion of the Benefits Continuation Period, with such cash amount payable in equal installments at the beginning of each month during the remaining portion of the Benefits Continuation Period. Any obligation of the Company to you under this paragraph is conditioned, however, upon your signing a release of claims in the form attached hereto as Exhibit B (as may be updated and revised by the Company to comply with applicable law to achieve its intent, the “Release”) within twenty-one (21) days following the Termination Date and upon your not revoking the Release within seven (7) days thereafter, and is further conditioned upon your continuing compliance with the provisions of Sections 7 and 8. The cash severance set forth in Section 6(a)(i) will be made in the form of salary continuation, and will begin at the Company’s next regular payroll period following the effective date of the Release (i.e., once it becomes irrevocable), but shall be retroactive to the Termination Date; provided, that if the date on which such salary continuation may commence can occur in your immediately subsequent taxable year assuming the Release becomes irrevocable on the twenty-eighth (28th) day following the Termination Date, then payment shall

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September 28, 2012

commence in the immediately subsequent taxable year and otherwise in accordance with the terms of this Section 6(a). Notwithstanding anything to the contrary herein, in the event of a breach of Section 7 or Section 8, you shall have no right to receive (or continue to receive) any amounts under this paragraph, and the Company shall retain all rights to pursue other available remedies (whether at law or equity) for any such breach.

(b) If (x) the Company terminates your employment for Cause, (y) you terminate your employment without Good Reason, or (z) your employment terminates by reason of your death, Disability or your non-renewal of the Term of Employment, the Company will, in lieu of any other payments or benefits hereunder or otherwise (including without limitation any severance payments), pay you any Base Salary earned but not paid through the Termination Date.

You hereby acknowledge and agree that, other than the payments described in this Section 6, upon the Termination Date you shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise. For purposes of this Agreement:

“Cause” shall mean (i) your conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of your breach of any of your fiduciary duties to any one or more members of the Company Group or any of their respective stockholders; provided, that you were given notice and failed to cure the breach, misrepresentation or omission within thirty (30) days thereafter, (iii) your willful and continual neglect or failure to discharge your duties, responsibilities or obligations under any agreement between you on the one hand and any one or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties); provided, that you were given notice and failed to cure the neglect or failure within thirty (30) days thereafter, (iv) your habitual drunkenness or substance abuse which materially interferes with your ability to discharge your duties, responsibilities and obligations to any member of the Company Group; provided, that you were given notice and failed to cure such drunkenness or abuse within thirty (30) days thereafter, or (v) a material breach by you of any agreement between you on the one hand and any one or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties); provided, that you were given notice and failed to cure such breach within thirty (30) days thereafter;

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September 28, 2012

provided, further, that notwithstanding the foregoing, the Company may not terminate your employment for “Cause” unless written notice of the Company’s intent to terminate you for “Cause” is provided within ninety (90) days following the date on which the non-employee members of the Board had actual knowledge of the events or your acts or omissions, in sufficient detail, to determine that “Cause” exists, specifying in reasonable detail the conditions constituting “Cause.”

“Company Group” shall mean Bargain Holdings and its direct and indirect subsidiaries; provided, that solely for purposes of the calculation of any Bonus, the term “Company Group” shall mean Bargain Holdings and its direct and indirect subsidiaries which, as of the applicable date of determination, are run by you as Chief Executive Officer of the Company so long as you are employed by the Company.

“Disability” shall mean any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in your being unable to perform substantially all of the duties of your employment with the Company Group for a period of ninety (90) consecutive days or one hundred eighty (180) total days during any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall mean, without your consent, (i) the Company’s material violation of its obligations under this Agreement, (ii) a material reduction in your authority (excluding, any reduction in the Butler Consent Rights in accordance with the Stockholders’ Agreement), compensation, perquisites, position or responsibilities, other than any reduction in compensation or perquisites which affects all of the Company’s senior executives on a substantially equal or proportionate basis, (iii) the occurrence of a Change of Control (as defined in the Bargain Holdings, Inc. 2012 Equity Incentive Plan, as may be amended from time to time), or (iv) a relocation of the Company’s primary business location by more than 25 miles. In order to

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September 28, 2012

invoke a termination for “Good Reason,” you shall provide written notice to the Board of the existence of one or more of the conditions constituting “Good Reason” within ninety (90) days following the date on which you had actual knowledge of the condition or conditions, in sufficient detail, to determine that “Good Reason” exists, specifying in reasonable detail the conditions constituting “Good Reason,” and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition if such condition is subject to cure. In the event that the Company fails to remedy the condition constituting “Good Reason” during the applicable Cure Period, your resignation for Good Reason must occur, if at all, within thirty (30) days following the expiration of the Cure Period.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement of Bargain Holdings, Inc., entered into as of September 28, 2012, by and among Bargain Holdings and the stockholders listed on the signature pages thereto, as such agreement may be amended from time to time.

“Termination Date” shall mean the date your employment with the Company terminates, regardless of the reason; provided, that in connection with a non-renewal of the Term of Employment, the date your employment with the Company terminates shall be the last day of the then current Term of Employment. Upon termination of your employment by either you or the Company as provided herein, all rights, duties and obligations of you and the Company to each other pursuant to this Agreement shall cease, except as otherwise expressly provided in this Agreement (including, without limitation, Sections 4, 6, 7, 8, 9, 10, 12, 13 and 16 hereof).

7. Confidentiality; Proprietary Rights. Without the written consent of the Board, you will not during or after the Term of Employment (i) disclose to any person or entity (other than any disclosure during the Term of Employment to a person or entity to which such disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of any member of the Company Group), any confidential, proprietary or trade secret information obtained by you while in the employ of any member of the Company Group, or (ii) use any such information to the detriment of any member of the Company Group; provided, however, that the restrictions in clause (i) of this sentence shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you.

Mark Butler

September 28, 2012

All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment, and for six (6) months thereafter, which are directly or indirectly useful in, or relate to, the business of or products or services provided by or sold by any member of the Company Group shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the exclusive property of the Company (or another member of the Company Group specified by the Company). You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company (or another member of the Company Group specified by the Company) of all patents or copyrights with respect thereto).

8. Restricted Activities. You acknowledge that in your employment with the Company you will have access to confidential, proprietary and trade secret information which, if disclosed, would assist in competition against the Company Group and that you will also generate goodwill for the Company Group in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company Group:

(a) During the Non-Competition Period (as defined below), neither you nor any of your affiliates will compete, or undertake any planning to compete, in any way (whether directly or indirectly as an officer, director, employee, owner, investor, joint venturer, independent contractor or otherwise) with the Company Group. Specifically, but without limiting the foregoing, you will not work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company Group, as conducted or in planning (i.e., the Company Group has taken material steps

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September 28, 2012

in implementing such plan) during your employment with the Company. A competitive business shall, without express or implied limitation, include any person or entity in the business of the retail sale, direct marketing or wholesale of discounted or closeout merchandise in any state where the Company Group does business or in any state contiguous to a state in which the Company Group does business. You understand and agree that (i) ownership of less than 5% of the outstanding stock of any publicly-traded corporation or XS Cargo Limited Partnership (“XSC”) will not in and of itself be deemed to result in any competition with the Company Group, (ii) your provision of services to XSC during any time in which XSC has no stores in the United States and at a level consistent with what is contemplated by the Services Agreement by and between XSC and the Company, effective as of June 3, 2011 will not in and of itself be deemed to result in any competition with the Company Group so long as it does not, either directly or indirectly, conflict with or interfere with the performance of your duties under this Agreement or to the Company Group (including, without limitation, your fiduciary duties) and (iii) you will inform the Company Group and the CCMP Stockholders of any material changes or developments relating to XSC and answer all questions about or relating to XSC which the Company Group or the CCMP Stockholders may have. For purposes of this Agreement, “Non-Competition Period” shall mean the period during the Term of Employment and for two (2) years thereafter; provided, however, that in the event that the Company terminates your employment without Cause (excluding death, Disability or a non-renewal of the Term of Employment) or you terminate your employment for Good Reason, the Non-Competition Period shall end on the Termination Date.

(b) During the Non-Competition Period, neither you nor any of your affiliates will recruit, offer employment to, employ, engage as a consultant or independent contractor, lure or entice away any person or entity who (i) is on or at any time after the date hereof, an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, or otherwise persuade any such person or entity to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group or (ii) was an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or

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independent contractor, in each case, at any time within twelve (12) months following the date of cessation of employment or services of such person or entity with the Company Group, or otherwise persuade any such person or entity during such twelve (12) month period to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group.

(c) During the Term of Employment and for a period of two (2) years thereafter, you shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company Group or any of its affiliates, owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company Group’s business taken as a whole or (ii) the business reputation or relationships of the Company Group and/or any of its past or present officers, directors, agents, employees, attorneys, successors and assigns. Notwithstanding the foregoing, nothing in this Section 8(c) shall prevent you from making any truthful statement to the extent, but only to the extent required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.

In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under Section 7 and this Section 8. You agree that these restraints are necessary for the reasonable and proper protection of the Company Group and its affiliates, and are reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in Section 7 or this Section 8, the damage to the Company Group and its affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it (including without limitation the remedies as provided in Section 6), shall be entitled without posting bond to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants. You further agree that, in the event that any provision of Section 7 or this Section 8 is determined to be

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unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s affiliates shall have the right to enforce all of your obligations under this Agreement, including without limitation pursuant to this Section 8.

9. 409A Compliance.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will any member of the Company Group, or any of their respective affiliates or any directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns of such member of the Company Group or such affiliate be liable for any additional tax, interest or penalties that may be imposed on you under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration

Mark Butler

September 28, 2012

of the six (6)-month period measured from the date of your “separation from service” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10. Miscellaneous. The headings in this Agreement are for convenience only and shall not affect the meaning hereof. This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements, term sheets and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto, including, without limitation, the Prior Agreement and the Ollie’s

Mark Butler

September 28, 2012

Management Term Sheet attached as Exhibit A to the Equity Exchange Agreement entered into as of August 27, 2012, by and between Bargain Parent, Inc. and you. If any provision in this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11. Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement.

12. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13. Notices. Any, demand, consent or approval permitted or required to be given under this Agreement shall be deemed duly made or given if it is in written form and delivered personally, by facsimile (with receipt confirmed), by prepaid, commercially recognized overnight carrier (with receipt confirmed), or by certified or registered mail, return receipt requested. Any party may change the address to which any notice, demand, consent or approval shall be sent by a notice in writing to the other party in accordance with the provisions hereof. All notices shall be addressed as follow:

If to you, to your last address on file in the records of the Company.

With a copy to:

Barley Snyder

126 East King Street

Lancaster, PA 17602

Facsimile: (717) 291-4660

Attention: Paul G. Mattaini

Mark Butler

September 28, 2012

If to the Company:

Ollie’s Bargain Outlet, Inc.

6295 Allentown Boulevard- Suite A

Harrisburg, PA 17112

Attention: Chief Financial Officer

With a copy to:

CCMP Capital Advisors, LLC

245 Park Avenue, 16th Floor

New York, NY 10167

Attention: Richard Zannino, Joe Scharfenberger and Official Notice Clerk

Facsimile: (917) 464-7576

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10163

Facsimile: (212) 310-8007

Attention: Harvey M. Eisenberg

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

15. Successors and Assigns. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its assigns, including any successor in interest to the Company who acquires all or substantially all of the Company’s stock or assets. Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you. All your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

16. No Waiver; Amendment. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto (with the CCMP Consent). No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

Mark Butler

September 28, 2012

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall have no force or effect and shall be void ab initio in the event the Merger Agreement is terminated in accordance with Article 11 of the Merger Agreement or if the Closing (as defined in the Merger Agreement) does not occur for any reason whatsoever.

[Signature Page to Follow]

Very truly yours,

OLLIE’S BARGAIN OUTLET, INC.

By:	/s/ John Swygert
Name:	John Swygert
Title	Executive Vice President and Chief Financial Officer

Accepted and Agreed To

/s/ Mark Butler
Mark Butler

[Mark Butler Employment Letter Agreement]

Exhibit A

Form of Bargain Holdings, Inc. 2012 Equity Incentive Plan Nonqualified Stock Option Award Agreement

See attached.

Exhibit B

Form of

Release of Claims

FOR AND IN CONSIDERATION OF the amounts to be provided to me in connection with the termination of my employment, as set forth in the agreement between me and Ollie’s Bargain Outlet, Inc. (the “Company”) dated as of [            ], 2012 (“Letter Agreement”), which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge the Company, its parents, subsidiaries and other affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, investment in, or other relationship with the Company or any of its affiliates or the termination of that employment, investment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have provided services to the Company or its affiliates, each as amended from time to time); provided that nothing herein shall be a release of my rights to enforce any provision of the Letter Agreement or, the Stockholders’ Agreement (as defined in the Letter Agreement).

In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days following the Termination Date (as defined in the Agreement). I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Letter Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company in accordance with Section 13 of the Letter Agreement and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: